Exhibit 10.61

Automatic Grants of Stock Options to Non-Employee Directors

On January 25, 2005, the Board of Directors, pursuant to the authority set forth in Section 9.1.3 of the Company’s 1996 Stock Option and Award Plan changed the annual automatic stock option grant made to Non-employee Directors pursuant to Section 9.1.2 from an option to purchase 3,750 shares to an option to purchase 7,500 shares.